EXHIBIT 99.01
Cardiogenesis Reports Fourth Quarter and Full Year 2006 Results
IRVINE, Calif., March 27, 2007/PRNewswire-FirstCall via COMTEX News Network/ — Cardiogenesis Corporation (Pink Sheets: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported results for its fourth quarter and fiscal year ended December 31, 2006.
Fourth quarter 2006 sales totaled $3,664,000, a decrease of approximately 10% as compared with sales of $4,073,000 in the prior year quarter. The lower revenue in the current year quarter as compared with the prior year quarter is attributable to a $477,000 decline in disposable handpiece revenue, a $35,000 decrease in laser sales offset by a $103,000 increase in service and other revenue. During the fourth quarter of 2006, the Company sold four lasers and 674 handpieces compared with three lasers and 818 handpieces in the prior year quarter.
Sales for the year ended December 31, 2006 totaled $17,117,000, an increase of approximately 5% over the $16,341,000 recorded for the year ended December 31, 2005. The full year increase as compared with the prior year period is primarily attributable to higher domestic laser sales which grew $1,029,000, or 31%, over the prior year period. During the year ended December 31, 2006, the Company sold 22 lasers and approximately 3,200 handpieces, compared to 18 lasers and approximately 3,400 handpieces in the prior year period.
Regarding the fourth quarter and full year sales, Richard P. Lanigan, the Company’s President stated, “Although we achieved revenue growth and strong margins for the full year, the second half of the year was a period of transition for the Company and resulted in disappointing handpiece volume. However, the positive effect of the organizational changes made in the latter half of 2006 are evidenced by the increase in our cash balance at year end. With our streamlined management and overhead structure, we are now in a position to expand our sales force and clinical presence to drive increased handpiece usage.”
Gross margin was 75% of sales for the quarter ended December 31, 2006 as compared with an 84% gross margin realized in the fourth quarter of 2005. Gross profit in absolute dollars decreased by $666,000, to $2,748,000, for the 2006 fourth quarter as compared with $3,414,000 recorded in the prior year quarter. Gross margin was 79% of sales for the year ended December 31, 2006 as compared with an 82% gross margin realized for the year ended December 31, 2005. The decrease in gross margin for both the quarter and full year periods in 2006 resulted primarily from a capital product mix shift towards the SolarGen lasers, which are typically sold new or as partially depreciated evaluation units. In 2005, one third of the lasers sold were largely depreciated first generation TMR2000 lasers. In addition, the Company recorded obsolescence charges in the third and fourth quarters of 2006 for excess parts used to maintain and service TMR2000 lasers in response to the product mix shift. Lastly, margins in the fourth quarter and full year 2006 were negatively impacted by an increase in depreciation charged to cost of sales resulting from the placement of a greater number of SolarGens as evaluation units.
Research and development costs were $374,000 in the fourth quarter of 2006 as compared with $338,000 in the comparable 2005 quarter. Full year 2006 research and development expenses of $1,474,000 were $251,000 below the prior year period. The higher expense in 2005 resulted primarily from the start up of the Port Enabled Angina Relief using Laser (PEARL) trials that did not recur in the current year.
Sales, general and administrative expense (SG&A), including salaries and employee benefits, of $3,321,000 increased $633,000, or 24%, for the quarter ended December 31, 2006 as compared with $2,688,000 in the prior year quarter. The increase in SG&A expense during the current year quarter was primarily due to an impairment charge related to a license for PMC products that was determined to be fully impaired at December 31, 2006. Pursuant to Statement of Financial Accounting Standards No. 142 (FAS 142) the Company conducted a review of the recoverability of the carrying value of its intangible assets and determined that the PLC license had become impaired and accordingly, recorded a non-cash charge of $730,000 to write off the carrying value of the license.
SG&A expense, including salaries and employee benefits, of $13,477,000 for the year ended December 31, 2006 was $633,000, or 5%, lower than comparable amounts in the 2005 year.
Cardiogenesis reported a fourth quarter 2006 operating loss of $947,000 as compared with operating income of $388,000 in the prior year quarter. The operating loss for the year ended December 31, 2006 totaled $1,478,000, an improvement of $1,014,000 as compared with the loss of $2,492,000 sustained for full year 2005. The 2006 full year operating loss reflects several non-recurring items including expenses of approximately $682,000 associated with the legal settlement reached with the Company’s former Chairman, Chief Executive Officer and President, legal costs associated with the settlement of approximately $143,000 and the $730,000 impairment charge related to the PLC license. In 2005, the operating loss included a $600,000 expense associated with the settlement of a dispute between the Company and a former Executive Officer.
Cardiogenesis reported non-operating income of $454,000 for the quarter ended December 31, 2006, as compared with $617,000 for the prior year period. The decrease in non-operating income was primarily a result of a decrease in the income associated with the fair value of the Laurus derivatives, additional expense related to a loss on disposal of fixed assets partially offset by a decrease in the accretion of the discount and debt issuance costs related to the Laurus note. Cardiogenesis reported net non-operating expense of $501,000 for the year ended December 31, 2006, as compared with $635,000 of net non-operating income for the prior year period. The additional expense was primarily due to a decrease in the income associated to the fair value of the Laurus derivatives, additional expense related to a loss on disposal of fixed assets, increase in interest expense associated to the prepayment penalty associated to the Company’s 2005 convertible debt financing with Laurus, partially offset by a decrease in the accretion of the discount and debt issuance costs related to the Laurus note.
The net loss for the quarter was $493,000, or $0.01 per basic and diluted share, as compared with net income of $1,005,000, or $0.02 per basic and diluted share, in the

2005 fourth quarter. The net loss for the year ended December 31, 2006 was $1,979,000, or $0.04 per basic and diluted share, compared with a net loss of $1,857,000, or $0.04 per basic and diluted share, for the year ended December 31, 2005.
Commenting on the transmyocardial revascularization (TMR) market in 2007, Lanigan noted, “In our focus to increase TMR system usage, we expect to begin to see a positive impact from our recent investment in TMR basic research during the first half of the year. The results of a basic research study completed at the University of Pennsylvania Medical Center by Y. Joseph Woo, M.D., Assistant Professor of Surgery, with our Holmium:YAG laser have been accepted for presentation in early May at the annual meeting of the American Association of Thoracic Surgeons (AATS).”
The abstract of the paper, “Transmyocardial Revascularization Enhances Myocardial Vasculogenesis and Hemodynamic Function” is available on the AATS website (www.aats.org). Dr. Woo and his staff evaluated the mechanisms involved in therapeutic transmyocardial revascularization. These basic research results, from this prestigious academic research institution, directly address the questions regarding the mechanism of action for TMR, which has been a limiting factor in the TMR market development.
Lanigan also provided an update on new product initiatives, commenting, “We are also making important progress in achieving the regulatory approval of our PEARL Robotic delivery system. Having completed enrollment in the Investigational Device Exemption (IDE) study in January, we expect to complete patient follow up and submit the Pre Market Approval (PMA) supplement to the FDA in the second quarter of 2007. This study design is limited to evaluating and reporting on safety and feasibility, and the results have been very encouraging. Based upon our discussions with the FDA and straightforward study design and endpoints, we are expecting a transparent review process. The PEARL robotic delivery system provides us with an exciting new minimally invasive approach for this effective therapy, an important advantage to patients and the cardiologists who care for them.”
Having achieved CE Mark approval for our PHOENIX delivery system in the second half of 2006, Cardiogenesis is targeting clinical research institutions outside the U.S. that are advancing the clinical application of stem cells in cardiac surgery for initial implementation of this advanced technology. The Company has recruited three centers to date, with the intent of collecting safety and feasibility data during 2007 in support of its regulatory strategy in the United States. Cardiogenesis is also sponsoring basic research in support of the clinical application of PHOENIX. Lanigan described, “In January at the 3rd International Conference on Cell Therapy for Cardiovascular Diseases in New York, Amit N. Patel, M.D., Assistant Professor of Surgery and Director of Cardiac Cell Therapy at the University of Pittsburgh Medical Center, presented the preliminary results of a basic research study with our PHOENIX combination delivery system. This ongoing in vivo basic research study is evaluating the distribution and early myocardial retention of stem cells delivered with the PHOENIX system and is expected to be completed in 2007.”

Lanigan concluded, “In 2006, we streamlined our Company to ensure that we focus our resources on increasing the usage of TMR as a surgical therapy as well as advancing key projects that can support the future growth of our Company. By decreasing our expense base and carefully aligning our sales and marketing programs with these objectives, we believe that we are well positioned to increase value for all of our stakeholders in 2007 and beyond.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONSOLIDATED BALANCE SHEET
December 31, 2006
(in thousands)
(audited)

ASSETS
Current assets:
Cash and cash equivalents	$2,118
Accounts receivable, net of allowance for doubtful accounts of $98	2,327
Inventories, net of inventory reserve of $28	2,229
Prepaids and other current assets	421

Total current assets	7,095
Property and equipment, net	617
Other assets	63

Total assets	$7,775

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$326
Accrued liabilities	1,606
Deferred revenue	1,332
Current portion of note payable	89
Current portion of capital lease obligation	11
Current portion of secured convertible term note and related obligations, net	955

Total current liabilities	4,319
Capital lease obligation, less current portion	31
Other long-term liability	137

Total liabilities	4,487

Commitments and contingencies Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—
Common stock:
no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,401
Accumulated deficit	(170,113)

Total shareholders’ equity	3,288

Total liabilities and shareholders’ equity	$7,775

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(audited)
Net revenues	$3,664	$4,073	$17,117	$16,341
Cost of revenues	916	659	3,644	2,998

Gross profit	2,748	3,414	13,473	13,343

Operating expenses:
Research and development	374	338	1,474	1,725
Salaries and employee benefits	1,472	1,419	7,784	7,440
Sales, general and administrative	1,849	1,269	5,693	6,670

Total operating expenses	3,695	3,026	14,951	15,835

Operating (loss) income	(947)	388	(1,478)	(2,492)
Total other income (expense)	454	617	(501)	635

Net (loss) income	$(493)	$1,005	$(1,979)	$(1,857)

Net loss (income) per share:
Basic and diluted	$(0.01)	$0.02	$(0.04)	$(0.04)

Weighted average shares outstanding:
Basic	45,274	44,921	45,248	43,414

Diluted	45,274	45,098	45,248	43,414